EXHIBIT 99.1

                             Mercury Finance Company
                                And Subsidiaries
                              Financial Statements
              As of December 31, 1996, 1995 (As Restated), and 1994





                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Board of Directors and Shareholders of Mercury Finance Company:


We have audited the accompanying consolidated balance sheet of Mercury Finance Company and subsidiaries as of December 31, 1996, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mercury Finance Company and subsidiaries as of December 31, 1996, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

As further discussed in Notes 1 and 5 to the financial statements, effective in 1996, the Company changed its methodology for evaluating the adequacy of the allowance for finance credit losses by adopting a static pooling methodology.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, on January 29, 1997, the Company announced accounting irregularities, discovered subsequent to December 31, 1996, causing it to violate its debt covenants which curtailed the availability of credit and caused the Company to miss scheduled debt payments. Also, as discussed in Note 16, the Company incurred significant losses in 1996 and is continuing to incur losses in 1997. In addition, as further described in Note 10, the Company has been named as a defendant in litigation generally arising from the restatement of earnings for 1995 and interim earnings for 1996 as a result of the accounting irregularities. The Securities and Exchange Commission and the United States Attorney for the Northern District of Illinois have also commenced investigations. Management's plans in regard to these matters are described in Notes 10 and 16. These matters raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                 /s/ Arthur Andersen LLP

Chicago, Illinois
October 10, 1997



                           Independent Auditors' Report


The Board of Directors and Shareholders
Mercury Finance Company:


We have audited the accompanying consolidated balance sheet of Mercury Finance Company and subsidiaries as of December 31, 1995, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the years in the two-year period ended December 31, 1995. These consolidated financial statements are the responsibility of Mercury Finance Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mercury Finance Company and subsidiaries as of December 31, 1995, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 1995, in conformity with generally accepted accounting principles.

                              /s/ KPMG Peat Marwick

February 12, 1996, except as to notes 2, 5, 12, 14, and 15
  which are dated as of October 27, 1997
Chicago, Illinois




CONSOLIDATED BALANCE SHEETS


 (dollars in thousands)                                                                    December 31,
                                                                         1996                     1995
                                                                                             (as restated)
 ASSETS
    Cash and cash equivalents                                       $      20,957          $          22,967
    Short-term investments (at amortized cost which
      approximates fair value)                                             43,411                     48,114
    Investments available-for-sale, at fair value                         161,781                    181,304
    Investments held-to-maturity, at cost (fair value of $8,025
      and $12,909)                                                          7,765                     12,625

    Finance Receivables                                                 1,160,423                  1,197,776
       Less allowance for finance credit losses                           (97,762)                   (46,366)
       Less nonrefundable dealer reserves                                 (89,378)                   (61,961)
       FINANCE RECEIVABLES, NET                                           973,283                  1,089,449

    Deferred income taxes, net                                             33,356                     21,353
    Income taxes receivable                                                53,764
    Premises and equipment (at cost, less accumulated
      depreciation of $9,157 and $7,247)                                    7,266                      7,022
    Goodwill                                                               14,463                     15,274
    Reinsurance receivable                                                 93,458                     89,962
    Deferred acquisition costs and present value of future
    profits                                                                62,809                     23,242
    Other assets (including repossessions)                                 71,047                     86,786
       TOTAL ASSETS                                                 $   1,543,360          $       1,598,098

 LIABILITIES AND SHAREHOLDERS' EQUITY

 LIABILITIES
    Senior debt, commercial paper and notes                         $     525,051          $         489,990
    Senior debt, term notes                                               488,625                    438,750
    Subordinated notes                                                     22,500                     29,500
    Accounts payable and other liabilities                                 81,282                     70,268
    Unearned premium and claim reserves                                   239,573                    195,761
    Reinsurance payable                                                    17,444                    105,081
    Income taxes payable                                                                               9,261
       TOTAL LIABILITIES                                                1,374,475                  1,338,611

 CONTINGENCIES (NOTE 10)

 SHAREHOLDERS' EQUITY
    Common stock - $1.00 par value per share:
       300,000,000 shares authorized
       1996 - 177,719,447 shares outstanding
       1995 - 176,477,520 shares outstanding                              177,719                    176,478
    Paid in capital                                                         6,539                         39
    Retained earnings                                                      37,349                    118,138
    Unrealized appreciation on available-for-sale securities,
      net of tax                                                              942                      1,969
    Treasury stock - 5,402,957 and 3,896,557 shares, at cost              (53,664)                   (37,137)
       TOTAL SHAREHOLDERS' EQUITY                                         168,885                    259,487
       TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                   $   1,543,360          $       1,598,098



                                   See accompanying notes to consolidated financial statements.



CONSOLIDATED STATEMENTS OF INCOME



 (dollars in thousands, except per share amounts)                                 Years ended December 31,
                                                                1996              1995               1994
                                                                               (as restated)
 INTEREST INCOME
    Finance charges and loan fees                            $ 258,602         $ 249,913          $  210,891
    Investment income                                           13,287             5,153                 674
       Total finance charges, fees and investment income       271,889           255,066             211,565
    Interest expense                                            64,789            57,303              39,375
       Interest income before provision for finance
         credit losses                                         207,100           197,763             172,190
    Provision for finance credit losses                        215,171            32,641               7,376
       NET INTEREST INCOME (LOSS)                               (8,071)          165,122             164,814

 OTHER INCOME
    Insurance commissions                                        3,929            21,365              20,507
    Insurance premiums                                          83,277            29,686               9,056
    Fees and other                                              14,779             7,298              11,344
       TOTAL OTHER INCOME                                      101,985            58,349              40,907

 OTHER EXPENSES
    Salaries and employee benefits                              54,942            48,590              36,852
    Occupancy expense                                            5,923             4,880               3,730
    Equipment expense                                            3,158             2,041               1,665
    Data processing expense                                      2,366             3,071               2,551
    Incurred insurance claims and other underwriting
      expense                                                   47,243            17,703               2,722
    Other operating expenses                                    29,665            27,078              17,211
       TOTAL OTHER EXPENSES                                    143,297           103,363              64,731
    Income (loss) before income taxes                          (49,383)          120,108             140,990
    Provision (benefit) for income taxes                       (20,415)           45,979              54,445
 NET INCOME (LOSS)                                           $ (28,968)        $  74,129          $   86,545

 NET INCOME (LOSS) PER COMMON SHARE                          $   (0.17)        $    0.43          $     0.49



                                   See accompanying notes to consolidated financial statements.



CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY


 (dollars in thousands, except per share amounts)

                                         Common     Paid in         Retained    Unrealized     Treasury
                                         Stock      Capital         Earnings   Appreciation      Stock              Total


 Balance at January 1, 1994             $115,649   $ 2,856         $ 75,193    $               $   (171)         $   193,527
    1994 net income                                                  86,545                                          86,545
    Stock options exercised                  431     3,528                                                            3,959
    Cash dividends ($.19 per share)                                 (33,581)                                        (33,581)
    Treasury stock acquired                                                                     (22,936)            (22,936)

 Balance at December 31, 1994            116,080     6,384          128,157                     (23,107)            227,514
    1995 net income (as restated)                                    74,129                                          74,129
    Stock options exercised                1,573    11,181                                                           12,754
    Cash dividends ($.25 per share)                                 (42,849)                                        (42,849)
    Transfer to Paid in Capital                     41,299          (41,299)
    Three for two stock split             58,825   (58,825)
    Unrealized appreciation on
      available-for-sale securities,
      net of tax                                                                      1,969                           1,969
    Treasury stock acquired                                                                     (14,030)            (14,030)

 Balance at December 31, 1995
   (as restated)                         176,478        39          118,138           1,969     (37,137)            259,487
    1996 net loss                                                   (28,968)                                        (28,968)
    Stock options exercised                1,241     6,500                                                            7,741
    Cash dividends ($.25 per share)                                 (51,821)                                        (51,821)
    Unrealized depreciation on
      available-for-sale securities,
      net of tax                                                                     (1,027)                         (1,027)
    Treasury stock acquired                                                                     (16,527)            (16,527)

 Balance at December 31, 1996           $177,719   $ 6,539         $ 37,349    $        942    $(53,664)         $  168,885



                                   See accompanying notes to consolidated financial statements.



CONSOLIDATED STATEMENTS OF CASH FLOWS



 (dollars in thousands)                                                                Years ended December 31,
                                                                     1996               1995              1994
                                                                                     (as restated)


 CASH FLOWS FROM OPERATING ACTIVITIES
   Net income (loss)                                              $ (28,968)         $  74,129         $  86,545
   Adjustments to reconcile net income (loss) to net cash
     provided by (used in) operating activities:
      Provision for finance credit losses                           215,171             32,641             7,376
      Credit for deferred income taxes                              (11,432)           (10,595)           (1,779)
      Depreciation and amortization                                   5,207              4,361             1,498
      Gain on sale of investment securities                            (769)               (19)              (24)
      Net increase in reinsurance receivable                         (3,496)           (37,476)
      Net increase in deferred acquisition costs and
        present value of future profits                             (39,567)            (2,176)             (220)
      Net increase in taxes receivable                              (53,764)
      Net (increase) decrease in other assets                        15,739            (14,044)          (13,008)
      Net decrease in reinsurance payable                           (87,637)           (14,116)
      Net increase in unearned premium and claim reserves            43,812             10,970                10
      Net increase (decrease) in taxes payable                       (9,261)             4,593             1,441
      Net increase (decrease) in other liabilities                   (1,920)             3,120            13,478
      Net increase (decrease) in nonrefundable dealer reserves      (47,032)            (4,516)            5,727
        Net cash provided by (used in) operating activities          (3,917)            46,872           101,044

 CASH FLOWS FROM INVESTING ACTIVITIES
      Principal collected on finance receivables                    860,190            825,779           690,508
      Principal originated or acquired on finance receivables      (912,163)          (992,450)         (887,902)
      Purchases of investment securities                                               (24,010)           (7,896)
      Purchases of short term and available for sale investment
        securities                                                  (83,816)
      Purchases of held to maturity investment securities            (8,480)
      Proceeds from sales and maturities of short term and
        available for sale investment securities                    104,774             55,694             3,938
      Proceeds from maturities of held to maturity investment
        securities                                                   13,393              3,413               331
      Net purchase of premises and equipment                         (2,254)            (4,683)           (1,456)
      Assets acquired                                                                 (393,318)          (26,014)
      Liabilities assumed                                                              310,519            16,866
        Net assets acquired                                               0            (82,799)           (9,148)
      Purchase price less than (in excess of) fair value of net
        assets acquired                                                                 10,299            (5,905)
        Net cash used in investing activities                       (28,356)          (208,757)         (217,530)

 CASH FLOWS FROM FINANCING ACTIVITIES
      Net borrowings of senior debt, commercial paper and
        notes                                                        35,061             40,045           184,485
      Borrowings of senior debt, term notes                          90,000            200,000            30,000
      Repayments of senior debt, term notes                         (40,125)           (26,625)          (35,125)
      Repayments of subordinated notes                               (7,000)            (6,000)           (2,320)
      Stock options exercised                                         7,741             12,754             3,959
      Cash dividends paid                                           (38,887)           (42,849)          (33,581)
      Treasury stock acquired                                       (16,527)           (14,030)          (22,936)
        Net cash provided by financing activities                    30,263            163,295           124,482
        Net increase (decrease) in cash and cash equivalents         (2,010)             1,410             7,996
 CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                      22,967             19,980            11,621
 CASH ACQUIRED                                                                           1,577               363
 CASH AND CASH EQUIVALENTS AT END OF YEAR                         $  20,957          $  22,967         $  19,980

 Supplemental Disclosures
   Income taxes paid to federal and state governments             $  40,092          $  51,967         $  53,262
   Interest paid to creditors                                     $  62,079          $  57,797         $   39,502

                                   See accompanying notes to consolidated financial statements.


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 December 31, 1996, 1995 (as restated) and 1994
                 (dollars in thousands except per share amounts)

1)  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Mercury Finance Company ("Mercury" or the "Company") is a consumer finance company doing business in 31 states under its own name and through its subsidiaries MFC Finance Company, MERC Finance Company, Gulfco Investment Inc. and subsidiary and Midland Finance Co. (the "consumer finance subsidiaries"). The Company also offers certain insurance services through its subsidiary, Lyndon Property Insurance Company and subsidiaries ("Lyndon"). The Company's borrowers generally would not be expected to qualify for traditional financing, such as that provided by commercial banks or automobile manufacturers' captive finance companies.

BASIS OF PRESENTATION
The accounting and reporting policies of Mercury conform to generally accepted accounting principles for the finance and insurance industries. The consolidated financial statements include the accounts of the Company, the consumer finance subsidiaries and Lyndon. All significant intercompany accounts and transactions have been eliminated. In addition, certain amounts from prior years have been reclassified to conform to the 1996 presentation.

REVENUE RECOGNITION - CONSUMER FINANCE SUBSIDIARIES
Finance charges on precomputed loans and sales finance contracts (collectively referred to as "precompute accounts") are credited to unearned finance charges at the time the loans and sales finance contracts are made or acquired.
Interest income is calculated using the interest (actuarial) method to produce constant rates of interest (yields). If a precompute account becomes greater than 60 days contractually delinquent and no full contractual payment is received in the month the account attains such delinquency status, the accrual of income is suspended until one or more full contractual monthly payments are received. Interest on interest bearing loans and sales finance contracts is calculated on a 360-day year basis and recorded on the accrual basis; accrual is suspended when an account is 60 or more days contractually delinquent. Late charges and deferment charges on all contracts are taken into income as collected. Fees and other income are derived from the sale of other products and services.

INSURANCE OPERATIONS
In conjunction with their lending practices, the consumer finance subsidiaries, as agents for Lyndon and unaffiliated insurers, offer credit life, accident and health and property insurance to borrowers who obtain finance receivables directly from the consumer finance subsidiaries, and to borrowers under sales finance contracts and financing contracts purchased from merchants and automobile dealers. Commissions on credit life, accident and health and property insurance from unaffiliated insurers are earned by Mercury over the average terms of the related policies on the sum-of-the-months digits method. See Note 3 for a discussion of the disposition of Lyndon.

Lyndon is engaged in the business of reinsuring and direct writing of credit life, accident and health and various other property and casualty insurance policies issued to borrowers under direct consumer loan and sales finance contracts originated by Mercury and other companies. The policies insure the holder of a sales finance contract or other debt instrument for the outstanding balance payable in the event of death or disability of the debtor. Insurance premiums are earned over the life of the contracts principally using pro-rata and sum-of-the-months digits methods or in relation to anticipated benefits to the policy holders.

Lyndon has established policy liabilities and claim reserves. The claim reserves are based upon accumulated estimates of claims reported, plus estimates of incurred but unreported claims.

FINANCE RECEIVABLES, ALLOWANCE FOR FINANCE CREDIT LOSSES AND NONREFUNDABLE DEALER RESERVES
Mercury originates direct consumer loans and acquires individual sales finance contracts from third party dealers. Finance receivables consist of contractually scheduled payments from sales finance contracts net of unearned finance charges, direct finance receivables and credit card receivables. The Company's borrowers typically have limited access to traditional sources of consumer credit due to past credit history or insufficient cash to make the required down payment on an automobile. As a result, receivables originated or acquired by the Company are generally considered to have a higher risk of default and loss than those of other consumer financings.

Statement of Financial Accounting Standards ("SFAS") 91, "Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases," requires that loan origination and commitment fees and certain direct loan origination costs be deferred and amortized as an adjustment to the related loan's yield. Mercury has not adopted the provisions of this statement because adoption would not have a material effect on the Company's reported results of operations or financial condition.

Unearned finance charges represent the balance of finance income (interest) remaining from the capitalization of the total interest to be earned over the original term of the related precompute account.

Mercury acquires a majority of its sales finance contracts from dealers at a discount. The level of discount is based on, among other things, the credit risk of the borrower. The discount, which is the difference between the amount financed and the acquisition cost, represents nonrefundable dealer reserves which are available to absorb future credit losses over the life of the acquired loan. Historical loss experience on the Company's sales finance receivables has shown that the acquisition discount recorded as nonrefundable dealer reserves is not adequate to cover potential losses over the life of the loans. In 1996, Mercury adopted a reserving methodology commonly referred to as "static pooling". The method previously used by the Company analyzed reserve adequacy on a total portfolio basis. The static pooling reserving methodology allows Mercury to stratify components of its sales finance receivables portfolio (i.e., non refundable dealer reserves, principal loan balances, and related loan charge-offs) into separately identified and chronologically ordered monthly pools. A portion of the dealer reserve is made available to cover estimated credit losses for each identified monthly pool based on a pro rata calculation over the weighted average term of each specific pool.

The allowance for finance credit losses is maintained by direct charges to operations in amounts that are intended to provide adequate reserves on the Company's finance receivables portfolio to absorb possible credit losses incurred on loans that are considered to be impaired in excess of the available nonrefundable dealer reserves. Management evaluates the allowance requirements by examining current delinquencies, the characteristics of the accounts, the value of the underlying collateral, the availability of the nonrefundable dealer reserves to absorb credit losses on impaired loans and general economic conditions and trends.

The Company applies SFAS 114 and 118, which address the accounting by creditors for impairment of a loan and related income recognition and disclosures. In accordance with SFAS 114, the Company's approach for estimating losses results in a measure of impairment based on discounting expected future cash flows (including the anticipated proceeds from repossessed collateral) at the loan's original yield. If the measure of the impaired receivable is less than the net recorded investment in the receivable, the Company recognizes an impairment by creating an additional allowance for finance credit losses in excess of the nonrefundable dealer reserves available to absorb losses, with a corresponding charge to provision for finance credit losses. Generally, the Company considers receivables more than 60 days contractually delinquent to be impaired.

Direct installment loans on which no payment is received within 149 days, on a recency basis, are charged off. Sales finance accounts (net of unearned finance charges) which are contractually delinquent 150 days are charged off monthly before they become 180 days delinquent. Accounts which are deemed uncollectable prior to the maximum charge-off period are charged off immediately. Management may authorize a temporary extension if collection appears imminent during the next calendar month.

INVESTMENTS
The Company classifies its investments as held-to-maturity securities and available-for-sale securities. Held-to-maturity securities are reported at cost, adjusted for amortization of premium or discount, and available-for-sale securities are reported at fair value with unrealized gains and losses excluded from earnings and reported in a separate component of stockholder's equity, net of applicable income taxes.

Fair values for held-to-maturity and available-for-sale fixed maturity securities are based on quoted market prices, where available. For securities not actively traded, fair values are estimated using values obtained from independent pricing services. Short-term investments are carried at cost, which approximates their fair value. Realized gains and losses from sales or liquidation of investments are determined using the specific identification basis.

PREMISES AND EQUIPMENT
Premises and equipment are carried at cost, less accumulated depreciation, and are depreciated on a straight-line basis over their estimated useful lives.

REINSURANCE ACTIVITIES
In the normal course of business, Lyndon assumes and cedes reinsurance on both a pro rata and excess basis. Reinsurance provides greater diversification of business and limits the maximum net loss potential arising from large claims. Although the ceding of reinsurance does not discharge an insurer from its primary legal liability to a policy holder, the reinsuring company assumes the related insurance risk. Lyndon monitors the financial condition of its reinsurers on a periodic basis.

DEFERRED ACQUISITION COSTS AND PRESENT VALUE OF FUTURE PROFITS
Policy acquisition costs, representing commissions, premium taxes and certain other underwriting expenses, are deferred and amortized over policy terms. Estimates of future revenues, including investment income and tax benefits, are compared to estimates of future costs, including amortization of policy acquisition costs, to determine if business currently in force is expected to result in a net loss. No revenue deficiencies have been determined in the periods presented. The present value of future profits represents the portion of the purchase price of Lyndon allocated to the future profits attributable to the insurance in force at the date of acquisition. The present value of future profits is amortized in relationship to the expected emergence of such future profits.

INCOME TAXES
The Company and its subsidiaries file a consolidated federal income tax return and individual state tax returns in most states.

Mercury recognizes deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The Company evaluates reserves for deferred tax assets to determine whether they are deemed to be likely of realization. In making its determination, management considers the possible recovery of taxes already paid but does not assume the generation of additional taxable income in the future. No reserves against deferred tax assets were considered necessary in 1996 and 1995.

IMPAIRMENT OF LONG-LIVED ASSETS
In March, 1995, the Financial Accounting Standards Board ("the FASB") issued SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Assets to be Disposed of," which is effective for financial statements issued for fiscal years beginning after December 15, 1995. SFAS 121 requires that long-lived assets and certain identifiable intangibles that are used in operations be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets might not be recoverable. The adoption of SFAS 121 did not have a material effect on the Company's financial condition or results of operations.

At each balance sheet date, the Company evaluates the realizability of goodwill (and other intangibles) based on expectations of non-discounted cash flows and operating income for each subsidiary having a material goodwill balance. The Company believes that no material impairment of goodwill exists at December 31, 1996.

STOCK-BASED COMPENSATION
In October, 1995, the FASB issued SFAS 123, "Accounting for Stock-based Compensation" which is effective for fiscal years beginning after December 31, 1995. This statement defines a fair value based method of accounting for an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting. The Company has elected, as permitted under SFAS 123, to continue to measure compensation cost for its plan using the intrinsic value based method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25.

RECENT ACCOUNTING PRONOUNCEMENTS
In February 1997, the FASB issued SFAS 128, "Earnings per Share" and SFAS 129, "Disclosure of Information about Capital Structure". SFAS 128 establishes standards for computing and presenting earnings per share. SFAS 129 establishes standards for disclosing information about an entity's capital structure. These statements are effective for financial statements issued for periods ending after December 15, 1997. Management does not expect the adoption of these statements to have a significant impact on the financial position and results of operations of the Company.

In July 1997, the FASB issued SFAS 130, "Reporting Comprehensive Income" which establishes standards for reporting and displaying comprehensive income. Management does not expect the adoption of this statement to have a significant impact on the financial position and results of operations of the Company. This statement is effective for financial statements issued for periods beginning after December 15, 1997.

USE OF ESTIMATES
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. The accounts which are subject to such estimation techniques include the allowance for finance credit losses as more fully discussed in Note 5. Actual results could differ from these estimates.

2)  RESTATEMENT OF 1995 FINANCIAL STATEMENTS
In January, 1997, Mercury discovered that certain improper adjustments had been made to overstate earnings in previously issued financial statements. As a result, a Special Committee of the Board of Directors commenced an investigation of the misstatements of previously issued financial statements. As a result of this investigation, Mercury has restated the previously reported financial statements for 1995 as follows:



Decrease in finance charges
  and loan fees                           $ 15,350
Increase in provision for
  finance credit losses                      1,800
Decrease in other income                    19,562
Increase in other expenses                   2,130
Decrease in income before
  income taxes                              38,842
Decrease in provision for
  income taxes                              14,064
Decrease in net income
  for 1995 and decrease
  in retained earnings as
  of December 31, 1995                    $ 24,778


Decrease in net income per
  common share                               $0.14


3)  ACQUISITIONS AND DISPOSITIONS
On September 30, 1994, Mercury acquired all the shares of Midland Finance Co. for $15.1 million in cash and the assumption of its net liabilities. Midland Finance Co. conducted its consumer finance business through a central office in Chicago, Illinois. This acquisition was accounted for under the purchase method of accounting. Accordingly, Midland's results of operations have been included in the consolidated statements of income and statements of cash flow since the date of acquisition. The excess of cost over fair value of net assets acquired (goodwill), relating to the acquisition, is being amortized over twenty years on the straight line method.

On October 20, 1995, Mercury acquired all the shares of ITT Lyndon Property Insurance Company and ITT Lyndon Life Insurance Company for $72.5 million in cash and a note payable of $8.6 million due in connection with the run-off of certain reinsurance business. ITT Lyndon Property Insurance Company and ITT Lyndon Life Insurance Company conducted their business through a central office in St. Louis, Missouri. Following the acquisition, the names of the companies were changed to Lyndon Property Insurance Company and Lyndon Life Insurance Company and Mercury contributed its investment in Twin Mercury Life Insurance Company and Gulfco Life Insurance Company to Lyndon. The acquisition was accounted for under the purchase method of accounting. Accordingly, their results of operations have been included in the consolidated statements of income and statements of cash flows since the date of acquisition.

As a result of the matters described in Note 2, subsequent to December 31, 1996, Lyndon's claims paying ability was downgraded by A.M. Best to a rating of B with negative implications. This action, together with regulatory concerns and the liquidity needs of Mercury, caused Mercury to decide to dispose of Lyndon. On March 28, 1997, Mercury executed a Stock Purchase Agreement between Mercury Finance Company and Frontier Insurance Group, Inc. ("Frontier") for the sale of Lyndon to Frontier for $92 million. The sale, which closed on June 3, 1997, resulted in a loss to Mercury of approximately $25 million net of earnings through the date of sale. This loss was reflected in Mercury's 1997 first quarter consolidated statement of income. Management has determined that it is in the best interest of the Company to remain in the insurance business and formed a new captive insurance subsidiary during 1997, MFN Insurance Company.
As a result, the sale of Lyndon is not considered the discontinuation of a business. The loss associated with the sale of Lyndon will not be tax deductible to the Company as a loss on the sale of a consolidated subsidiary is, under certain circumstances, not deductible for tax purposes.

4)  INVESTMENTS
All investment securities are held by Lyndon, other than short-term investments. See Note 3 for discussion of disposition of Lyndon. The amortized cost, gross unrealized gains and losses and approximate fair values for available-for-sale and held-to-maturity securities by major security type at December 31, 1996 and 1995 were as follows:


                                                                         Gross         Gross       Estimated
                                                       Amortized       Unrealized    Unrealized      Market
                                                         Cost            Gains         Losses        Value



December 31, 1996
AVAILABLE-FOR-SALE:
  U.S. Treasury securities
    and obligations of U.S.
    Government corporations
    and agencies                                        $  9,490       $    13        $ (78)      $  9,425
  Obligations of states and
    political subdivisions                                68,397         1,378         (391)        69,384
  Corporate securities                                    63,629           882         (443)        64,068
  Mortgage backed
    securities                                            18,816           166          (78)        18,904
Total available-for-sale                                $160,332       $ 2,439        $(990)      $161,781

HELD-TO-MATURITY:
  U.S. Treasury securities
    and obligations of U.S.
    Government corporations
    and agencies                                          $2,833          $ 17         $(31)        $2,819
  Obligations of states and
    political subdivisions                                 3,787            75           (1)         3,861
  Corporate securities                                       850            33            0            883
  Other securities                                           295           174           (7)           462
Total held-to-maturity                                    $7,765          $299         $(39)        $8,025

                                                                         Gross         Gross       Estimated
                                                       Amortized       Unrealized    Unrealized      Market
                                                         Cost            Gains         Losses        Value

December 31, 1995
AVAILABLE-FOR-SALE:
  U.S. Treasury securities
    and obligations of U.S.
    Government corporations
    and agencies                                        $ 10,802        $   75        $  (3)      $ 10,874
  Obligations of states and
    political subdivisions                                50,864           853         (142)        51,575
  Corporate securities                                    91,672         2,246           (1)        93,917
  Mortgage backed
    securities                                            14,238            37          (18)        14,257
  Other securities                                        10,681             0            0         10,681
Total available-for-sale                                $178,257        $3,211        $(164)      $181,304

HELD-TO-MATURITY:
  U.S. Treasury securities
    and obligations of U.S.
    Government corporations
    and agencies                                        $  1,950        $   27        $  (3)     $  1,974
  Obligations of states and
    political subdivisions                                 2,994            77           (1)        3,070
  Corporate securities                                     1,046            70            0         1,116
  Other securities                                         6,320             0            0         6,320
  Equity securities                                          315           121           (7)          429
Total held-to-maturity                                  $ 12,625        $  295        $ (11)     $ 12,909


At December 31, 1996 the amortized cost and estimated market value of available-for-sale and held-to-maturity securities are shown below. Actual maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                                      Estimated
                                                         Amortized      Market
                                                           Cost         Value


December 31, 1996
AVAILABLE-FOR-SALE
Due in one year or less                                   $ 13,747    $ 13,291
Due after one year through five years                       54,042      54,377
Due after five years through ten years                      29,012      29,568
Due after ten years                                         44,715      45,641
Mortgage-backed securities                                  18,816      18,904
  Total available-for-sale                                 160,332     161,781
HELD-TO-MATURITY
Due in one year or less                                        681         685
Due after one year through five years                        3,022       3,036
Due after five years through ten years                       2,460       2,504
Due after ten years                                          1,602       1,800
  Total held-to-maturity                                     7,765       8,025
  Total debt investment securities                        $168,097    $169,806


5)  FINANCE RECEIVABLES
Direct loans generally have terms of 12 to 24 months with maximum terms of 36 months; secured loans are generally collateralized by real or personal property. Sales finance contracts are generally accounted for on a discount basis and generally have terms of 18 to 36 months with maximum terms of 48 months. Mercury Card receivables are mainly unsecured balances. The Company's finance receivables are primarily with individuals located in the southeastern, central and western United States. As of December 31, 1996, approximately 19.9%, 18.9% and 9.6% of finance receivables were from branches located in Florida, Texas and Louisiana, respectively. Loans outstanding at December 31, 1996 and 1995 were as follows:


                                                            1996            1995


DIRECT FINANCE RECEIVABLES
  Interest bearing                                      $   25,117      $   39,862
  Precompute                                               127,516         112,263
Total direct finance receivables                           152,633         152,125
SALES FINANCE RECEIVABLES
  Total sales finance receivables                        1,159,848       1,256,631
Total gross finance receivables                          1,312,481       1,408,756
Less:  Unearned finance charges                           (228,405)       (234,792)
       Unearned commissions,
         insurance premiums and
         insurance claim reserves                           (7,253)         (8,720)
Total net finance receivables                            1,076,823       1,165,244
UNSECURED CREDIT CARD
  Total unsecured credit card                               83,600          32,532
Total finance receivables                               $1,160,423      $1,197,776


Included in finance receivables at December 31, 1996 and 1995 were $69,507 and $41,249, respectively, of receivables for which interest accrual had been suspended. Contractual maturities of the finance receivables by year are not readily available at December 31, 1996 and 1995, but experience has shown that such information is not an accurate forecast of the timing of future cash collections due to the amount of renewals, conversions, repossessions, or payoffs prior to actual maturity.

Repossessed assets, classified as other assets, primarily consists of vehicles held for resale and vehicles which have been sold for which payment has not been received. Repossessed assets are carried at estimated fair value. At December 31, 1996 and 1995, repossessed assets totaled approximately $6,700 and $10,621, respectively.

Principal cash collections (excluding finance charges earned) for the years ended December 31, 1996 and 1995, were as follows:


                                                             1996       1995


DIRECT FINANCE RECEIVABLES
Principal cash collections                                  $125,494  $105,901
Percent of average net balances                                97%       98%

SALES FINANCE RECEIVABLES
Principal cash collections                                  $646,481  $728,641
Percent of average net balances                                65%       72%


At the direction of new management in 1997, a thorough review of the finance receivable portfolio was performed which resulted in substantial additional provisions for finance credit losses in 1996. Effective January, 1996, Mercury converted to a more sophisticated portfolio manager software system, which enables the Company to perform a more comprehensive loan analysis. As further discussed in Note 1, effective in 1996 the Company adopted static pooling. In management's view, static pooling provides a more sophisticated and comprehensive analysis of the adequacy of the reserves and is preferable to the method previously used. If management had not adopted static pooling, the 1996 provision for finance credit losses would have been decreased by approximately $89 million.

As a part of its adoption of the static pooling reserving methodology, the Company adjusted its newly identified nonrefundable dealer reserve pools to eliminate any negative pools, (i.e., those where related loan charge-offs exceeded available nonrefundable dealer reserve pool balances), and to reflect certain previous sales finance charge-offs as reductions in dealer reserves as opposed to reductions in the allowance for finance credit losses. The net effect of these adjustments was to increase nonrefundable dealer reserves by $74 million and decrease the allowance for finance credit losses by a corresponding amount. A summary of the activity in the allowance for finance credit losses for the years ended December 31, was as follows:


                                              1996                     1995                      1994


Balance at beginning of year                $ 46,366                  $22,488                  $18,344
Allowance acquired                               -                       -                       1,052
Provision for finance credit losses          215,171                   32,641                    7,376
Finance receivables charged off,
  net of recoveries                          (89,326)                  (8,763)                  (4,284)
Transfer to non-refundable dealer
  reserves                                   (74,449)                     -                        -
Balance at end of year                      $ 97,762                  $46,366                  $22,488


A summary of the activity in nonrefundable dealer reserves for the years ended December 31, was as follows:


                                              1996           1995          1994


Balance at beginning of year                $ 61,961       $ 66,477     $ 57,241
Discounts acquired on new volume              67,442         98,559       84,252
Transfer from the allowance for
  finance credit losses                       74,449            -           -
Losses absorbed, net of recoveries          (114,474)       (96,117)     (70,419)
Other                                            -           (6,958)      (4,597)
Balance at end of year                      $ 89,378       $ 61,961     $ 66,477


6)  SENIOR AND SUBORDINATED DEBT AND LINES OF CREDIT
As a result of the 1996 net loss, accounting irregularities, and related matters, Mercury violated its debt and financial covenants permitting the holders of its Senior Term Notes and Subordinated Debt to accelerate all such debt which, if accelerated, would result in all of such debt being currently due and payable. In addition, the Company is no longer permitted by the terms of certain debt instruments to pay dividends. Senior and subordinated debt at December 31, 1996 and 1995, consisted of the following (assuming that the Company remained in compliance with its debt covenants):


                                                          1996                   1995


SENIOR DEBT, COMMERCIAL PAPER AND NOTES                 $525,051               $489,990

SENIOR DEBT, TERM NOTES
Due 1996 - interest rate 9.00%                          $      0               $ 25,000
Due 1996 - interest rate 6.41%                                 0                 15,000
Due 1996 - interest rate 7.13%                                 0                    125
Due 1997 - interest rate 7.67%                            15,000                 15,000
Due 1997 - interest rate 8.15%                            17,500                 17,500
Due 1997 - interest rate 6.29%                            24,000                 24,000
Due 1997 - interest rate 7.13%                               125                    125
Due 1997 - interest rate 6.41%                            40,000                 40,000
Due 1998 - interest rate 6.70%                            35,000                 35,000
Due 1998 - interest rate 6.16%                            76,000                 76,000
Due 1998 - interest rate 8.62%                            20,000                 20,000
Due 1998 - interest rate 8.50%                            10,000                 10,000
Due 1998 - interest rate 7.13%                             1,000                  1,000
Due 1998 - interest rate 7.16%                            25,000                 25,000
Due 1999 - interest rate 6.56%                            20,000                      0
Due 1999 - interest rate 6.76%                            31,000                      0
Due 1999 - interest rate 7.33%                            30,000                 30,000
Due 2000 - interest rate 6.66%                            10,000                      0
Due 2000 - interest rate 6.94%                            15,000                      0
Due 2000 - interest rate 7.42%                            58,000                 58,000
Due 2001 - interest rate 7.02%                            10,000                      0
Due 2001 - interest rate 7.50%                            30,000                 30,000
Due 2002 - interest rate 7.14%                             4,000                      0
Due 2002 - interest rate 7.59%                            17,000                 17,000
TOTAL SENIOR DEBT, TERM NOTES                           $488,625               $438,750

SUBORDINATED DEBT
Due 1996 - interest rate 9.76%                          $      0               $  4,000
Due 1996 - interest rate 10.86%                                0                  3,000
Due 1997 - interest rate 9.76%                            12,000                 12,000
Due 1997 - interest rate 10.86%                            3,000                  3,000
Due 1998 - interest rate 10.86%                            7,500                  7,500
TOTAL SUBORDINATED DEBT                                 $ 22,500               $ 29,500


The following table sets forth information with respect to future maturities of senior and subordinated debt at December 31, 1996 (assuming that the Company remained in compliance with its debt covenants):


                   Senior Debt
                   Commercial      Senior Debt    Subordinated
                  Paper & Notes     Term Notes        Debt          Total


1997               $ 525,051        $ 96,625     $ 15,000      $  636,676
1998                    -            167,000        7,500         174,500
1999                    -             81,000          -            81,000
2000                    -             83,000          -            83,000
2001                    -             40,000          -            40,000
2002                    -             21,000          -            21,000
TOTAL              $ 525,051        $488,625     $ 22,500      $1,036,176


As noted above, the Company is in default of its credit agreements. The Company continues to negotiate with all of its lenders in an attempt to reach a consensual agreement. See Note 16 for additional information.

The Company had a forbearance agreement with its creditors which, including extensions, expired October 1, 1997. Under the terms of the forbearance agreement, the Company made interest payments on senior debt through September 30, 1997 at default rates of interest, subject to a maximum rate of nine percent (9.0%) and subordinated note holders received interest at a rate of five and one-half percent (5.5%). In addition, the agreement required the periodic payment of excess cash to be applied as reduction of outstanding principal. Approximately $101 million of principal has been paid to creditors under the forbearance agreement. The Company is currently negotiating the terms of an additional extension of this forbearance agreement.

7)  DIVIDEND RESTRICTIONS
Management does not expect that dividends will be paid in the foreseeable future.

8)  COMMON STOCK
Earnings per share is computed by dividing net income by the total of weighted average common shares and common stock equivalents outstanding during the periods, adjusted for all stock splits. The calculated averages were as follows:


                                              1996              1995              1994


Weighted Average:
Common Shares                              177,129,351       175,631,175     173,864,469
Treasury Shares                             (4,361,499)       (3,182,283)       (522,158)
Common Equivalents                               -             1,660,524       1,808,034
Total                                      172,767,852       174,109,416     175,150,345


As the Company incurred a net loss for the year ended December 31, 1996, common share equivalents totaling 923,236 would be anti-dilutive to earnings per share and have not been included in the weighted average shares calculation.

The Company has determined that the implementation of SFAS 128 "Earnings Per Share", would have had no effect on the calculated earnings per share for the period ended December 31, 1996. This standard prescribes that when computing the dilution of options, the Company is to use its average stock price for the period, rather than the more dilutive greater of the average share price or end-of-period share price required by APB Opinion 15. As the options are excluded from the calculation due to the anti-dilutive characteristics indicated above, there is no effect on the earnings per share calculation.

9)  STOCK OPTIONS
Under the terms of Mercury's 1989 Stock Option and Incentive Compensation Plan ("the Plan"), 24,837,036 common shares were reserved for the future granting of options to officers, non-employee directors and other key employees. Options become exercisable in whole or in part up to two years after the date of grant at the closing price of Mercury's common stock on the date of grant. Options are forfeited upon termination of employment. Shares available for future grants totaled 134,055 and 891,055 at December 31, 1996 and 1995, respectively.

Activity with respect to stock options is as follows (as adjusted for all stock splits):


                                                                 1996       1995         1994


Outstanding January 1                                         8,714,492  10,183,320   6,252,314
Options granted (average price of
  $11.10 in 1996, $11.38 in 1995
  and $11.17 in 1994)                                         1,300,250   1,582,375   4,622,625
Forfeited                                                      (543,250)   (428,750)    (45,000)
Options exercised (average price of
  $4.48 in 1996, $3.12 in 1995
  and $3.74 in 1994)                                         (1,503,573) (2,622,453)   (646,619)
Outstanding December 31                                       7,967,919   8,714,492  10,183,320


The average option price under the plan was $10.53, $9.45 and $7.53 at December 31, 1996, 1995 and 1994, respectively.

Under the provisions of SFAS 123, the Company has elected to continue to account for the Plan under the provisions of APB Opinion No. 25 and make the necessary pro forma net income and earnings per share disclosures required by SFAS 123. Subsequent to December 31, 1996, upon the announcement of the discovery of the accounting irregularities and financial statement restatement described in Notes 2 and 16, the market value of the Company's common stock declined dramatically. Management thus believes that the market value of the Company's common stock during 1996 and 1995 was overstated. Because a key component of the fair value calculation (and the related pro forma net income and earnings per share disclosures) is the market value of the Company's stock, the fair value and other disclosures required under SFAS 123 for 1996 and 1995 are not considered meaningful.

On June 13, 1997, a number of the above options were canceled. Most employees were re-granted their existing options at a new price of $3 per share. New options were also granted to certain employees on this date. Management is currently performing the calculation for the potential impact on the Company's financial statements.

10)  CONTINGENCIES AND LEGAL MATTERS
The Company has been named as a defendant in a variety of lawsuits generally arising from the Company's announcement on January 29, 1997 that it would restate previously reported financial information for prior years and interim earnings for 1996 as a result of the discovery of accounting irregularities. To date, forty-four actions against the Company are pending in United States District Court for the Northern District of Illinois, six cases are pending against the Company in Illinois Chancery Court, and nine cases are pending in the Delaware Chancery Court. One case is pending in Hamilton County, Ohio, Municipal Court. The complaints seek compensatory damages, attorneys' fees and costs.

Forty of the lawsuits pending in the Northern District of Illinois are class actions which allege claims under Section 10 of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder. These lawsuits name one or more officers or directors of the Company as additional defendants. One case pending in the Northern District of Illinois alleges derivative claims seeking to recover damages on behalf of the Company from certain of the Company's officers and directors. Thirty-nine of the non-derivative cases pending in the Northern District of Illinois were consolidated pursuant to a Stipulation entered on April 30, 1997. Certain plaintiffs have filed motions for appointment of one or more lead plaintiffs, each of which is pending. One of the cases pending in the Northern District of Illinois seeks to represent a class of participants in Mercury's employee retirement plan and alleges ERISA violations arising out of the plan's investment in Mercury's allegedly overvalued stock. Two cases pending in the Northern District of Illinois allege non-class securities fraud and common law claims. Three of the Illinois state court actions are class actions alleging claims under the Illinois Securities Act, the Illinois Consumer Fraud and Deceptive Business Practices Act and common law claims of negligence, fraud and negligent misrepresentation. The other Illinois state court actions are derivative actions which seek to recover damages on behalf of the Company from certain of the Company's officers and directors. Each of the Delaware state court actions is a derivative action which seeks to recover damages on behalf of the Company from certain of the Company's officers and directors. The case pending in Municipal Court in Hamilton, Ohio, alleges violations of Ohio State securities law and common law. The Company is unable to predict the potential financial impact of the litigation.

The Securities and Exchange Commission is investigating the events giving rise to the accounting irregularities. Those events are also under investigation by the United States Attorney for the Northern District of Illinois and the Federal Bureau of Investigation, which executed a search warrant on the Company's premises on February 3, 1997. The Company is cooperating fully in these investigations.

On January 10, 1997, the Company entered into an agreement (the "Agreement") with BankBoston Corporation ("BankBoston") pursuant to which the Company was to acquire all of the outstanding stock of Fidelity Acceptance Corporation, a subsidiary of BankBoston, in return for the issuance of approximately 32.7 million shares of the Company's common stock. On January 30, 1997, BankBoston notified the Company that it was terminating the Agreement as a result of breaches of the Agreement resulting from the accounting irregularities described above. On July 10, 1997, BankBoston notified Mercury that BankBoston intended to seek appropriate compensation for its damages resulting from such breaches. The Company is unable to predict the potential financial impact of the litigation.

In the normal course of its business, Mercury and its subsidiaries are named as defendants in legal proceedings. A number of such actions, including fifteen cases which have been brought as putative class actions, are pending in the various states in which subsidiaries of Mercury do business. It is the policy of Mercury and its subsidiaries to vigorously defend litigation, but Mercury and
(or) its subsidiaries have and may in the future enter into settlements of claims where management deems appropriate. Although management is of the opinion that the resolution of these proceedings will not have a material effect on the financial position of Mercury, it is not possible at this time to estimate the amount of damages or settlement expenses that may be incurred.

No provision has been made in the consolidated financial statements for the costs or expenses that have been or will be incurred subsequent to December 31, 1996 with respect to any of the above matters.

11)  PENSION PLANS AND OTHER EMPLOYEE BENEFITS
Substantially all employees of Mercury are covered by non-contributory defined benefit pension plans. Total pension expense aggregated $770, $317, and $654 in 1996, 1995 and 1994 respectively.

The following table sets forth the funded status of Mercury's qualified plans amounts recognized in the 1996, 1995 and 1994 consolidated financial statements:



                                                  1996         1995       1994


Actuarial present value of
  benefit obligation:
Accumulated benefit obligations,
  including vested benefits of
  $6,231, $5,631 and $4,407                     $  7,024     $ 6,430    $ 4,973
Projected benefit obligation
  for service rendered to date                  $(10,686)    $(9,763)   $(7,596)
Plan assets at fair value                         13,638      11,542      9,303
Plan assets in excess of
  projected benefit obligation                     2,952       1,779      1,707
Unrecognized net asset
  as of December 31, being
  recognized over 15-22 years                       (391)       (442)      (830)
Unrecognized net gain                             (3,272)     (1,397)      (437)
Unrecognized prior service cost                      100         106         67
Prepaid (accrued) pension expense               $   (611)    $    46    $   507
Components of net pension expense:
Service cost-benefits earned
  during the period                             $  1,060     $   884    $   964
Interest cost on projected
  benefit obligation                                 727         601        567
Actual return on plan assets                      (2,085)     (1,743)       321
Net amortization and deferral                      1,068         575     (1,198)
Net periodic pension expense                    $    770     $   317    $   654


The weighted average discount rate used in determining the actuarial present value of the projected benefit obligation was 7.5% at December 31, 1996 and 1995, and 8.25% at December 31, 1994. The rates of increase in future compensation were 5.5% - 7.0% at December 31, 1996, 1995 and 1994. The expected long-term rate of return on plan assets in 1996, 1995 and 1994 was 9%.

Mercury also maintains a nonqualified, unfunded pension benefit plan for certain employees whose calculated benefit payments under the qualified plan are expected to exceed the limits imposed by Federal tax law. The projected benefit obligations of the plan, and the expenses related to this plan, are not material.

Mercury has an employee stock purchase plan and a tax deferred Retirement Savings Trust ("401(k) Plan"). Employees are eligible to participate in these plans after having attained specified terms of service. Both plans cover substantially all full time employees of Mercury and provide for employee contributions and partial matching contributions by Mercury. The expenses related to these plans are not material.

Subsequent to December 31, 1996, as discussed in Note 9, the market value of the Company's common stock declined dramatically. At December 31, 1996, the employee stock purchase plan, 401(k) Plan and Mercury Finance Company Retirement Plan ("Retirement Plan") held significant shares of Mercury stock. All Mercury stock held by the 401(k) Plan and Retirement Plan was sold during 1997.

12)  INCOME TAXES
The components of the 1996, 1995 and 1994 provisions (benefits) were as follows:



                                                     1996         1995               1994


CURRENT INCOME TAX EXPENSE (BENEFIT)
  Federal                                         $ (8,274)     $47,858            $48,365
  State                                               (709)       8,716              7,859
Total                                               (8,983)      56,574             56,224
  Deferred income tax benefit                      (11,432)     (10,595)            (1,779)
Total income tax provision (benefit)              $(20,415)     $45,979            $54,445


The differences between the U.S. federal statutory income tax rate and the Company's effective rate are:



                                                     1996               1995            1994


Statutory federal income tax                        (35.0)%            35.0%           35.0%
State income taxes, net of
  federal tax benefit                                (3.0)              3.3             3.6
Other, net                                           (3.3)               -               -
  Total                                             (41.3)%            38.3%           38.6%


The total income tax benefit reflected in shareholders' equity for stock options exercised was $4,400, $7,363 and $1,535 in 1996, 1995 and 1994 respectively.
Temporary differences between the amounts reported in the financial statements and the tax basis of assets and liabilities result in deferred taxes. Deferred tax assets and liabilities at December 31, were as follows:


                                               1996                  1995


DEFERRED TAX ASSETS:
Allowance for finance credit losses
  and prepaid pension expense                  $37,382              $17,885
Unearned premiums and ceding fees               13,632                  -
Purchase accounting adjustments                    -                  4,830
Other                                            2,919                  -
  Deferred tax assets                           53,933               22,715
DEFERRED TAX LIABILITIES:
Unrealized appreciation on
  available-for-sale securities                    507                1,362
Policy acquisition costs                        18,011                  -
Other                                            2,059                  -
Deferred tax liabilities                        20,577                1,362
  Net deferred tax assets                      $33,356              $21,353


No valuation allowance for deferred tax assets has been recorded at December 31, 1996 and 1995, as Mercury believes it is more likely than not that the deferred tax assets will be realized in the future under the existing tax laws at December 31, 1996. This conclusion is based on the extremely short period in which the existing deductible temporary differences, primarily related to finance credit losses, will reverse and the existence of sufficient taxable income within the carryback period of three years available under the existing tax law at December 31, 1996. However, under new tax laws enacted in August 1997, the carryback period has been shortened thereby limiting the source of taxable income available to realize the Company's tax benefits for deductible temporary differences.

The Taxpayer Relief Act of 1997 ("the Act") was signed into law in August 1997. A provision of the Act is to reduce the Net Operating Loss carryback period from three years to two years beginning after August 5, 1997. For tax reporting purposes, this new law restricts net operating losses, if any, incurred in 1998 to be carried back to 1996, where the Company did not have taxable income versus under the previous legislation, any 1998 net operating losses would carry back to 1995, where the Company has reported significant taxable income. For financial reporting purposes, the change in the tax law raises a question as to the realizability of the deferred tax asset that is recorded in the financial statements because as of January 1, 1998, the reversal of the temporary differences that give rise to the deferred taxes, primarily the allowance for credit losses, can no longer be carried back to periods of taxable income. Accordingly, it is likely that the Company will record a full valuation allowance on all deferred tax assets for temporary differences originated beginning in the third quarter of 1997 and it is expected that any deferred tax assets on the books at December 31, 1997 will require substantial, if not complete, valuation allowances. In accordane with SFAS 109, "Accounting for Income Taxes," the effect of tax law changes are accounted for in the period in which the law was enacted.

13)  LEASES
Mercury and its subsidiaries lease office space generally under cancelable operating leases expiring in various years through 2003. Most of these leases are renewable for periods ranging from three to five years. Future minimum payments, by year and in the aggregate, under operating leases with initial or remaining terms of one year or more consisted of the following at December 31, 1996:


                               Year                               Amount


                               1997                              $ 4,085
                               1998                                3,231
                               1999                                2,123
                               2000                                1,107
                               2001 and after                        668
                               Total                             $11,214


It is expected that in the normal course of business, office leases that expire will be renewed or replaced by leases on other properties. Total rent expense approximated $4,392, $4,176 and $3,169 in 1996, 1995 and 1994, respectively.

14)  DISCLOSURES OF FAIR VALUE OF FINANCIAL INSTRUMENTS
The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value. Fair value estimates are made at a specific point in time for Mercury's financial instruments; they are subjective in nature and involve uncertainties, and matters of significant judgment and, therefore, cannot be determined with precision. Fair value estimates assume the continuation of Mercury as a going concern.

CASH AND CASH EQUIVALENTS
Due to the short term nature of these items, management believes that the carrying amount is a reasonable estimate of fair value.

INVESTMENTS
For bonds, the estimated fair value is based on quoted market price. For other investments, which consist primarily of short-term money market instruments, the carrying amount is a reasonable estimate of fair value.

FINANCE RECEIVABLES
The Company's financing program allows for the establishment of interest rates on contracts which typically is the maximum rate allowable by the state in which the branch is doing business. The Company's financing revenues are not materially impacted by changes in interest rates given that the stated rates on existing contracts are the highest allowed by law. As such, the finance receivable balances recorded on a historical basis in the financial statements approximate fair value. For 1995, the fair value of the finance receivables was computed using estimated market rates of return desired by bulk purchasers.

SENIOR DEBT, COMMERCIAL PAPER
The debt consists principally of short term commercial paper for which the carrying amount is a reasonable estimate of fair value.

SENIOR AND SUBORDINATED DEBT, TERM NOTES
Rates currently available to Mercury for debt with similar terms and remaining maturities are used to discount the future cash flows related to existing debt and arrive at an estimate of fair value.

The estimated fair values of Mercury's financial instruments at December 31, have not been adjusted for the events disclosed in Notes 10 and 16 which have a substantial negative impact on these estimates, were as follows:


                                                        1996                    1995
                                               Carrying      Fair      Carrying     Fair
                                                Amount       Value      Amount      Value


FINANCIAL ASSETS:
Cash                                         $   20,957   $   20,957   $   22,967  $   22,967
Investments                                     212,957      213,217      242,043     242,327
Finance Receivables                             973,283      973,283    1,089,449   1,143,095
  Total                                      $1,207,197   $1,207,457   $1,354,459  $1,408,389
FINANCIAL LIABILITIES:
Senior Debt, Commercial Paper and
  Notes                                      $  525,051   $  525,051     $489,990    $489,990
Senior Debt, Term Notes                         488,625      476,469      438,750     443,437
Subordinated Debt                                22,500       22,711       29,500      30,715
  Total                                      $1,036,176   $1,024,231     $958,240    $964,142


15)  BUSINESS SEGMENT DATA
The Finance Segment consists of the noninsurance segment of Mercury. The Insurance Segment consists of Lyndon. Included in revenues are interest income before provision for finance credit losses and total other income. Operating profit represents income before income taxes and includes interest expense, as financing costs are integral to the Company's operations. Income by segment assumes each business services its own debt (including acquisition debt). The segments generally provide for income taxes as if separate returns were filed subject to certain consolidated return limitations and benefits. The following table presents the business segment data of Mercury (dollars in millions):


                                        1996                    1995                    1994


REVENUES
Finance                                $203.2                  $218.3                  $203.5
Insurance                               105.9                    37.8                     9.6
  Total                                $309.1                  $256.1                  $213.1

OPERATING PROFITS (LOSSES)
Finance                               $(89.4)                  $107.7                  $137.9
Insurance                                40.0                    12.4                     3.1
  Total                               $ (49.4)                 $120.1                  $141.0

NET INCOME (LOSS)
Finance                                $(56.0)                  $66.3                   $84.4
Insurance                                27.0                     7.8                     2.1
  Total                                $(29.0)                  $74.1                   $86.5

IDENTIFIABLE ASSETS
Finance                              $1,123.4                $1,168.1                $1,025.1
Insurance                               420.0                   430.0                    11.3
  Total                              $1,543.4                $1,598.1                $1,036.4


16)  GOING CONCERN
The Company incurred losses in the twelve months ended December 31, 1996. Substantially all of its outstanding debt is subject to acceleration or has matured by its terms as a result of the Company's defaults of its various lending agreements. In addition, the Company is under investigation by the U.S. Attorney for the Northern District of Illinois and has been named as a defendant in various lawsuits generally arising from the restatement of previously reported financial information for 1995 and interim periods in 1996 as described in Note 10. The Company is also incurring significant costs in relation to the investigations discussed in Notes 2 and 10 and the resolution of its debt restructuring. In addition, the Company is continuing to experience losses in 1997.

As a result of the above matters, the Board has hired the services of a crisis manager to assist in the turnaround of the business operations. In addition, an investment banker was retained to assist in the refinancing of existing debt and/or explore strategy alternatives. There can be no assurances that the Company will be successful in its attempt to consummate a refinancing or restructuring. Thus, there is substantial doubt about the Company's ability to continue as a going concern. The accompanying financial statements have been prepared on the basis that the Company is a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.